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                                                                     EXHIBIT 2.1


                          SECURITIES PURCHASE AGREEMENT

               SECURITIES PURCHASE AGREEMENT ("AGREEMENT") dated as of July 10, 2001 by and among CHROMAVISION MEDICAL SYSTEMS, INC., a Delaware corporation (the "COMPANY"), and each person or entity listed as a Purchaser on SCHEDULE I attached to this Agreement (each individually a "PURCHASER" and collectively the "PURCHASERS").

                              W I T N E S S E T H:

               WHEREAS, the Company desires to sell and issue to the Purchasers, and the Purchasers, severally, but not jointly, wish to purchase from the Company, for an aggregate purchase price of $12,500,000, (i) an aggregate of 12,500 shares (the "PREFERRED SHARES") of the Company's Series D 5% Cumulative Convertible Preferred Stock, par value $.01 per share, which are convertible into shares ("COMMON SHARES") of the Company's common stock, $.01 par value ("COMMON STOCK"), in accordance with the terms of a certain Certificate of Designations (the "CERTIFICATE") attached hereto as Exhibit A, and (ii) 5-year warrants (the "WARRANTS"), in the form attached hereto as Exhibit B, to purchase an aggregate number of shares (the "WARRANT SHARES") of Common Stock equal to 25% of the aggregate purchase price hereunder divided by the Closing Price (as defined in the Certificate), all on the terms and conditions described below; and

               WHEREAS, the Common Shares and the Warrant Shares (collectively, the "REGISTRABLE SECURITIES") will carry registration rights pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Purchasers substantially in the form annexed hereto as Exhibit C (the "REGISTRATION RIGHTS AGREEMENT");

               NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
               PURCHASE AND SALE OF PREFERRED SHARES AND WARRANTS

        Section 1.1 Issuance of Preferred Shares and Warrants. Upon the following terms and conditions, the Company shall issue and sell to each Purchaser severally, and each Purchaser, severally and not jointly, shall purchase from the Company the number of Preferred Shares and number of Warrants indicated next to such Purchaser's name on Schedule I attached hereto.

               (a) Purchase Price. The purchase price for the Preferred Shares and Warrants to be acquired by each Purchaser (the "PURCHASE PRICE") shall be the Purchase Price set forth next to each such Purchaser's name on
Schedule I.

               (b)    The Closing.

                      (i) The closing of the purchase and sale of the Preferred Shares and Warrants (the "CLOSING") shall take place at

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               the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C. ("KKWC"), on or about the date hereof (the "CLOSING DATE").

                      (ii) On the Closing Date, the Company shall deliver to the Purchasers certificates evidencing the Preferred Shares and the Warrants purchased hereunder, each registered in the name of each such Purchaser or its nominee. On the Closing Date, each Purchaser shall deliver its Purchase Price by wire transfer to an account designated in writing by the Company. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing. In addition, at the Closing, the Company shall pay to KKWC its legal fees and disbursements set forth in Section 3.4. At the option of the Purchasers, such fees and disbursements may be reflected as a credit towards the Purchase Price.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

        Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchasers as of the date hereof and the Closing Date:

               (a) Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries (defined as any entity of which the Company owns, directly or indirectly, 50% or more of the equity or voting power) other than the subsidiaries listed in the Pre-Agreement SEC Documents (as defined herein). Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Except where specifically indicated to the contrary, all references in this Article II to the Company shall be deemed to refer to the Company and its consolidated subsidiaries. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "MATERIAL ADVERSE EFFECT" means any adverse effect on the business, operations, prospects, properties or condition (financial or otherwise) of the Company or such other entity with respect to which such term is used and which is (either alone or together with all other adverse effects) material to the Company or such other entity and other entities controlling or controlled by such entity taken as a whole, and any material adverse effect on the transactions contemplated by, or the rights or remedies of the Purchasers or obligations of the Company under, this Agreement, the Certificate, the Registration Rights Agreement, the Warrants or any other agreement or document contemplated hereby or thereby.


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               (b)    Authorization; Enforcement. (i) The Company has all
requisite corporate power and authority to enter into and perform this Agreement, the Certificate, the Warrants and the Registration Rights Agreement (the "TRANSACTION DOCUMENTS") and to issue the Preferred Shares and the Warrants (collectively, the "SECURITIES") in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Preferred Shares, Warrants, Common Shares and Warrant Shares, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company, and (iv) the Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

               (c) Capitalization. Other than the Preferred Shares, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, 7,246,000 shares of Series A convertible preferred stock, 221,850 shares of Series B convertible preferred stock, and 200,000 shares of Series C convertible preferred stock, of which there are 20,113,303 shares of Common Stock and no shares of preferred stock issued and outstanding. Except as set forth on SCHEDULE 2.1(c), no shares of Common Stock and no shares of preferred stock were reserved for issuance to persons other than the Purchasers. All of the outstanding shares of the Company's Common Stock and preferred stock have been validly issued and are fully paid and non-assessable. No shares of capital stock are entitled to preemptive rights and, except as set forth on SCHEDULE 2.1(c), there are no outstanding options or outstanding warrants for shares of Common Stock (excluding the Warrants). Except as set forth on SCHEDULE 2.1(c), there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the Company. The Company has furnished the Purchasers with a true and correct copy of the Company's Certificate of Incorporation (the "CHARTER"), as in effect on the date hereof, and a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "BY-LAWS").

               (d) Issuance of Securities. The Preferred Shares, Common Shares and Warrant Shares are duly authorized and reserved for issuance and, upon issuance in accordance with the terms of this Agreement, the Certificate and the Warrants, the Preferred Shares, Warrants, Common Shares and Warrant Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and, subject to the registration of such shares in accordance with the applicable provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT" or the "ACT"), the Common Shares and Warrant Shares will be entitled to be quoted and/or listed on the Nasdaq National Market, the American Stock Exchange, the New York Stock Exchange or Nasdaq Small Cap Market (collectively, the "APPROVED MARKETS"), and the holders of such Common Shares and Warrant Shares shall be


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entitled to all rights and preferences then accorded to a holder of Common
Stock. The outstanding shares of freely tradable Common Stock are currently quoted on the Nasdaq National Market (the "PRINCIPAL MARKET").

               (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and the issuance of the Securities and the issuance of the Common Shares and Warrant Shares do not and will not (i) result in a violation of the Company's Charter or By-Laws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its subsidiaries is a party (collectively, "COMPANY AGREEMENTS"), or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. The business of the Company and its direct and indirect subsidiaries is being conducted in material compliance with (i) its Charter and By-Laws, (ii) all Company Agreements, and (iii) all applicable laws, ordinances or regulations of any governmental authority, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. Except for filings, consents and approvals required under applicable state and federal securities laws, rules or regulations, or the rules and regulations of the Approved Markets and covered by the Registration Rights Agreement, the Company is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or to issue and sell the Securities, except for the registration provisions provided in the Registration Rights Agreement.

               (f) SEC Documents; No Non-Public Information. The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Company and its subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by them with the Securities and Exchange Commission ("SEC") since December 31, 1997 pursuant to the reporting requirements of the Exchange Act, including all such proxy information, solicitation statement and registration statements, and any amendments thereto required to have been filed as of the Closing Date (all of the foregoing including filings incorporated by reference therein, together with all registration statements filed under the Securities Act, being referred to herein as the "SEC DOCUMENTS"). The Company has not directly or indirectly provided, and will not directly or indirectly provide, to the Purchasers any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue


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statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Company and its subsidiaries required to be disclosed therein as of the dates thereof, and no event or circumstance has occurred prior to the date hereof or will have occurred on or prior to the Closing Date which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading but which has not, or will have not, been so disclosed.

               (g) Financial Statements. The financial statements (including any related notes) of the Company and its subsidiaries included in the SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements) and fairly presented in all material respects the financial position of the Company and its subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

               (h) Principal Exchange/Market. The principal market on which the Common Stock is currently quoted is the Principal Market. The Company is, and will immediately following Closing be, in full compliance with the continued listing requirements of the Principal Market, and is not aware of any event or circumstance that would materially adversely effect the transactions contemplated hereby.

               (i) No Material Adverse Change. Except as disclosed in the Pre-Agreement SEC Documents, since December 31, 2000, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to the Company or its subsidiaries on a consolidated basis.

               (j) No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations not disclosed in the Pre-Agreement SEC Documents (as defined below), other than those liabilities incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December 31, 2000, which liabilities, individually or in the aggregate, do not have a Material Adverse Effect.

               (k) No Undisclosed Events or Circumstances. To the best knowledge of the Company, no material event or circumstance has occurred or exists with respect to the Company or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.


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               (l)    No General Solicitation. Neither the Company, nor any of
its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities, the Common Shares or the Warrant Shares.

               (m) No Integrated Offering. Neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Securities. The issuance of the Securities to the Purchasers will not be integrated with any other issuance of the Company's securities (past, current or future) which requires stockholder approval under the rules of the NASD or NASDAQ National Market System.

               (n) Form S-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) on Form S-3 under the Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the transactions contemplated hereby under the Act and rules promulgated thereunder.

               (o) Intellectual Property. The Company and its subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, patent applications, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and confidential business information, computer software, and all other proprietary or intellectual property rights, and all goodwill associated with the foregoing (collectively, "INTELLECTUAL PROPERTY") necessary or desirable to conduct their respective businesses as now conducted or currently contemplated to be conducted in the future except where the failure to do so will not have a Material Adverse Effect. Except for such expirations and terminations that would not individually or in the aggregate have a Material Adverse Effect, none of the Company's Intellectual Property rights have expired or terminated, or are expected to expire or terminate within three (3) years from the date of this Agreement. Except as would not individually or in the aggregate have a Material Adverse Effect, the Company and its subsidiaries do not have any knowledge of any infringement, interference or misappropriation by the Company or its subsidiaries of or with Intellectual Property or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding Intellectual Property or other infringement, interference or misappropriation. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property. To the knowledge of the Company or its subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or its subsidiaries, except for such interferences, infringements, misappropriations or conflicts, if any, as would not individually or in the aggregate have a Material Adverse Effect.

               (p) Poison Pill Provisions. The Company is a party to a Rights Agreement dated as of February 10, 1999 with Harris Trust Company of California, as rights agent, as amended by amendments thereto dated June 21, 1999 and September 28, 2000, a copy of which


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(with all amendments to date) has been provided to the Purchasers. None of the acquisition of the Securities nor the deemed beneficial ownership of shares of Common Stock prior to, or the acquisition of such shares pursuant to, the conversion or exercise of the Preferred Shares or Warrants, respectively, will trigger the poison pill provisions of any plan or agreement, unless the beneficial owner of such Securities also beneficially owns additional securities of the Company which causes its ownership of Common Stock to exceed 15% of the Company's outstanding Common Stock at any one time.

               (q) No Litigation. Except as set forth in the reports or documents filed at least 5 Trading Days (as defined in the Certificate) prior to the Closing Date by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (the "PRE-AGREEMENT SEC DOCUMENTS"), no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, and no other event has occurred which, if determined adversely, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect the transactions contemplated hereby. There is no legal or regulatory proceeding or inquiry described in the Pre-Agreement SEC Documents that could reasonably be expected to have a Material Adverse Effect.

               (r) Brokers. Except as set forth in Schedule 2.1(r), the Company has taken no action which would give rise to any claim by any person or entity for brokerage commissions, finder's fees or similar payments by the Company or any Purchaser relating to this Agreement or the transactions contemplated hereby. The Company shall be responsible for any payments to the brokerage firms or others identified in Schedule 2.1(r).

               (s) Other Purchasers. Except as set forth on SCHEDULE 2.1(s), there are no outstanding securities issued by the Company that are entitled to registration rights under the Securities Act. Except as set forth on SCHEDULE 2.1(s), there are no outstanding securities issued by the Company that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of Common Stock of the Company, or that have anti-dilution or similar rights that would be affected by the issuance of any of the Securities.

               (t) Certain Transactions. Except as disclosed in the Pre-Agreement SEC Documents and except as disclosed on SCHEDULE 2.1(t), none of the officers, directors, or key employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

               (u) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as reasonably prudent and customary in the businesses in which the Company and its direct and indirect subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such


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coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

               (v) No Reliance on Purchasers. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the performance hereunder and thereunder and the transactions contemplated hereby and thereby. The Company further represents to the Purchasers that the Company's decision to enter into the Transaction Documents and the performance hereunder and thereunder has been based solely on the independent evaluation by the Company and its representatives.

               (w) Foreign Corrupt Practices Act. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

               (x) Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any anti-takeover provision contained in the Company's Charter or By-Laws or Delaware law which is or could become applicable to the Purchasers as a result of the transactions contemplated by the Transaction Documents, including, without limitation, the Company's issuance of the Common Stock to the Purchasers and the Purchasers' ownership of Common Stock.

               (y) Acknowledgement of Dilution. The number of shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants may increase substantially in certain circumstances. The Company acknowledges that its obligation to issue shares of Common Stock in accordance with the Transaction Documents is absolute and unconditional, regardless of the dilution that such issuance may have on other stockholders of the Company.

               (z) Permits; Compliance. The Company and each of its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), except where failure to possess such Company Permits would not have a Material Adverse Effect. There is no action pending or, to the knowledge of the Company, threatened, regarding suspension or cancellation of any of the Company Permits except for such Company Permits the failure of which to possess, or the cancellation or suspension of which, would not, individually or in the aggregate, have a Material Adverse Effect. To the best of its knowledge,


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neither the Company nor any of its subsidiaries is in material conflict with, or in material default or material violation of, any of the Company Permits. Since December 31, 1999, neither the Company nor any of its subsidiaries has received any notification with respect to possible material conflicts, material defaults or material violations of applicable laws.

               (aa) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               (bb) Environmental Matters. Except as otherwise disclosed in the Pre-Agreement SEC Documents, the Company and each of its subsidiaries is in compliance in all respects with all applicable state and federal environmental laws except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect and no event or condition has occurred that may interfere with the compliance by the Company or any of its subsidiaries with any environmental law or that may give rise to any liability under any environmental law that, individually or in the aggregate, would have a Material Adverse Effect.

               (cc)   Solvency.

                             (i) Based on the financial condition of the Company as of the Closing Date, the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature.

                             (ii) Based on the financial condition of the Company as of the Closing Date, including the receipt of the proceeds of the sale of the Preferred Shares and Warrants as of such date, the Company's assets do not constitute unreasonably small capital to carry out its business for the year 2001 as now conducted and as proposed to be conducted including the Company's year 2001 capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof.

                             (iii) The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Based on the financial condition of the Company as of the Closing Date, the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the


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               cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

                             (iv)   Neither the Company nor any of its
               subsidiaries is subject to any bankruptcy, insolvency or similar proceeding.

               (dd) Taxes. Except to an extent which would not have a Material Adverse Effect, since December 31, 1999, all federal, state, city and other tax returns, reports and declarations required to be filed or extended by or on behalf of the Company and each of its subsidiaries have been filed or subject to a valid extension and all such filed returns are complete and accurate in all material respects, and disclose all taxes (whether based upon income, operations, purchases, sales, payroll, licenses, compensation, business, capital, properties or assets or otherwise) required to be paid in the periods covered thereby. Except to an extent which would not have a Material Adverse Effect, all taxes required to be withheld by or on behalf of the Company or any such subsidiary in connection with amounts paid or owing to any employees, independent contractor, creditor or other party have been withheld and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purposes.

               (ee) Title to Properties; Encumbrances. Each of the Company and its subsidiaries owns (with good and marketable title in the case of real property, except for such imperfections of title as would not have a Material Adverse Effect) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible ("COMPANY PROPERTY")) that it purports to own.

               (ff) MFN and Variable Rate Transactions. The Company has not entered into any MFN Transaction or Variable Rate Transaction (other than transactions entered into with the Purchasers), pursuant to which: (1) securities or potential obligations to issue securities are still outstanding or
(2) the issuance, conversion or exercise, as the case may be, of the Preferred Shares or the Warrants triggers, or may in the future trigger, an adjustment. The term "MFN TRANSACTION" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the "MFN OFFERING") which grants to a purchaser (the "MFN PURCHASER") the right to receive additional shares (including without limitation as a result of a lower conversion, exchange or exercise price but excluding standard stock split anti-dilution protections) based upon subsequent transactions of the Company on terms more favorable than those granted to such MFN Purchaser in such MFN Offering. As used herein, term "VARIABLE RATE TRANSACTION" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include (pursuant to the terms of the securities or the transaction documents pursuant to which such securities were issued) the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business or actions of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (ii) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for sale or resale under the Securities Act.

        Section 2.2 Representations and Warranties of the Purchasers. Each Purchaser as to itself only, hereby makes the following representations and warranties to the Company as of the date hereof and the Closing Date:

               (a) Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

               (b) Authorization; Enforcement. (i) Such Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Securities being sold to it hereunder, (ii) the execution and delivery of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate or partnership action, and (iii) the Transaction Documents constitute valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

               (c) No Conflicts. The execution, delivery and performance of the Transaction Documents and the consummation by such Purchaser of the transactions contemplated thereby do not and will not (i) result in a violation of such Purchaser's organizational documents, or (ii) conflict with any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a material violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser.

               (d)    Purchase Representations.

                      (i) Access to Other Information. Such Purchaser acknowledges that the Company has made available to such Purchaser the opportunity to examine such additional documents from the Company and to ask questions of, and receive full answers from, the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which such Purchaser considers relevant or appropriate in connection with entering into this Agreement.

                      (ii) Risks of Investment. Such Purchaser acknowledges that the Securities have not been registered under the Securities Act. Such Purchaser is capable of assessing the risks of an investment in the Securities and is fully aware of the economic risks thereof.

                      (iii) Purchase Representation. Such Purchaser is purchasing the Preferred Shares and Warrants, and may purchase the Common Shares and Warrant Shares, for its own account and not with a view to distribution in violation of any securities laws; provided, however, that by making the representations herein, such Purchaser does not agree to hold the Securities, Common Shares or Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.

                      (iv) Restricted Securities. Such Purchaser acknowledges and understands that the terms of issuance have not been reviewed by the SEC or by any state securities authorities and that the Securities have been issued in reliance on the certain exemptions for non-public offerings under the Securities Act, which exemptions depend upon, among other things, the representations made and information furnished by such Purchaser.

                      (v) Ability to Bear Economic Risk. Such Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D, as amended, under the Act, and that it (i) is able to bear the economic risk of its investment in the Securities, (ii) is able to hold the Securities for an indefinite period of time, and
               (iii) can afford a complete loss of its investment in the Securities.

               (e) Brokers. Except for the broker's fee of and payable by the Company, such Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to the Transaction Documents or the transactions contemplated thereby. All fees and amounts payable to the brokers or other persons or entities listed in Section 2.1(r) shall be solely the responsibility of the Company.

               (f) States of Residence of Purchaser. Schedule 1 accurately sets forth the state in which such Purchaser maintains its principal office.

                                   ARTICLE III
                                    COVENANTS

        Section 3.1 Registration and Listing; Effective Registration. For so long as the Preferred Shares and Warrants are outstanding, the Company will cause the Common Stock issuable upon the conversion or exercise thereof to continue at all times to be registered under Section 12(b) or Section 12(g) of the Exchange Act other than following a merger or other business combination as a result of which the Company's Common Stock is no longer eligible for such registration, will comply in all respects with its reporting and filing obligations under the Exchange Act other than following a merger or other business combination as a result of which the Company's Common Stock is no longer eligible for such registration, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations except as a result of any such merger or other business combination. Until such time as no Preferred Shares or Warrants are outstanding, the Company shall continue the listing and/or quoting of the Common Stock on the Principal Market or one of the other Approved Markets and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Registrable Securities are listed and/or quoted, as the case may be, except as a result of any such merger or other business combination. The Company shall cause the Registrable Securities to be quoted on the Principal Market (or other Approved Market on which the Common Stock is then traded) no later than the registration of the Registrable Securities under the Securities Act, and at all times shall continue such listing(s) and/or quoting on one of the Approved Markets for as long as any Preferred Shares or Warrants remain outstanding. As used herein and in the other Transaction Documents, the term "EFFECTIVE REGISTRATION" shall mean: (i) the Company is in compliance with the Transaction Documents; (ii) the resale of Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement and such registration statement (the "REGISTRATION STATEMENT") is not subject to any suspension or stop orders; (iii) the resale of such securities may be effected pursuant to a current and deliverable prospectus that is not subject to any blackout or similar circumstance; (iv) such securities are listed on an Approved Market and are not subject to any trading suspension; (v) no Interfering Event (as described in the Registration Rights Agreement) then exists; (vi) no Purchaser is identified as an underwriter in the Registration Statement; and (vii) none of the Company or any direct or indirect material subsidiary of the Company is subject to any bankruptcy, insolvency or similar proceeding.

        Section 3.2 Preferred Shares on Conversion and Warrants on Exercise.

               (a) Subject to the book entry procedures set forth in the Certificate, upon any conversion by a Purchaser (or then holder of Preferred Shares) of the Preferred Shares pursuant to the terms thereof, the Company shall issue and deliver to such Purchaser (or holder) within five (5) Trading Days of the conversion date, a new certificate for the number of Preferred Shares which such Purchaser (or holder) has not yet elected to convert but which is evidenced in part by the certificate(s) submitted to the Company in connection with such conversion (with the number of and denomination of such new Certificates designated by such Purchaser or holder).

               (b) Subject to the book-entry procedures set forth in the Warrants, upon any partial exercise by a Purchaser (or then holder of the Warrants) of the Warrants, the Company shall issue and deliver to such Purchaser (or holder) within five (5) Trading Days of the date on which such Warrants are exercised, a new Warrant or Warrants representing the number of adjusted Warrant Shares in accordance with the terms of Section 3 of such Warrants.

        Section 3.3 Replacement Preferred Share Certificates and Warrants.

               (a) The Preferred Shares Certificates held by any Purchaser (or then holder) may be exchanged by such Purchaser (or such holder) at any time and from time to time for Certificates with different denominations of a minimum of 100 shares representing an equal aggregate number of Preferred Shares, as requested by such Purchaser (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

               (b) The Warrants will be exchangeable at the option of the Purchaser (or then holder of the Warrants) at the office of the Company for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of Warrant Shares as are purchasable under such Warrants. No service charge will be made for such transfer or exchange.

        Section 3.4 Expenses. The Company shall pay to KKWC in immediately available funds, at the Closing and promptly upon receipt of any further invoices relating to the same, all reasonable legal fees and expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement, the Certificate and the Warrants, provided that any such amounts in excess of $50,000 shall be paid by Purchasers. At the Closing, the Company shall pay the amount due for such fees and expenses (which may include fees and expenses reasonably estimated to be incurred for the completion of the transaction, including post-closing matters), provided that any such amounts in excess of $50,000 shall be paid by Purchasers. In lieu thereof, the Purchasers may pay such amounts not in excess of $50,000 on behalf of the Company due to KKWC, with the amount of such payment being credited towards the payment of its Purchase Price. In the event any amount paid by or on behalf of the Company is ultimately less than actual reasonable fees and expenses, the Company shall (subject to the $50,000 cap) promptly pay such deficiency to KKWC upon receipt of an invoice therefor.

        Section 3.5 Securities Compliance. The Company shall take all action necessary by applicable law, rule and regulation for the legal and valid issuance of the Securities. Without limiting the foregoing, the Company shall, within one (1) Trading Day following the Closing Date, issue a press release describing in detail the transactions contemplated in the Transaction Documents, and within two (2) Trading Days following the Closing Date, file a current report on Form 8-K with the SEC concerning the transactions contemplated hereby and attaching this Agreement, together with all Exhibits hereto (excluding the Schedules and form of opinion), as exhibits to such Form 8-K. Such Form 8-K and any other Form 8-K and/or press release or other publicity concerning the Transaction Documents shall contain such information as reasonably requested by the Purchaser and be reasonably approved by the Purchaser in writing prior to issuance. If the Company fails to so file a Form 8-K or issue a press release as required herein within the requisite time period, the Purchaser at any time may issue a press release covering the transactions contemplated by the Transaction Documents.

        Section 3.6 Dividends or Distributions; Purchases of Equity Securities. For so long as any Preferred Shares or Warrants remain outstanding, the Company agrees that it shall not (a) declare or pay any dividends or make any distributions to any holder or holders of Common Stock (other than dividends payable in Common Stock) in their capacity as shareholders, (b) purchase or otherwise acquire for value, directly or indirectly, any shares of Common Stock or other equity security of the Company (other than Preferred Shares or Warrants) or (c) issue any share of Series A or Series B convertible preferred stock.

        Section 3.7 Notices. The Company agrees to provide all holders of Warrants with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders.

        Section 3.8 Use of Proceeds. The Company agrees that the proceeds received by the Company from the sale of the Preferred Shares and Warrants hereunder and the sale of the shares of Common Stock issuable upon exercise of the Warrants shall be used only for legally permitted general corporate purposes.

        Section 3.9 Notification of Additional Financings; Adjustments. The Company agrees that until the first anniversary of the Closing Date, the Purchasers shall have a right of first refusal with respect to all non-public capital raising transactions as set forth in this Section 3.9. The Company shall give advance written notice to the Purchasers, together with detailed information regarding such offer or proposed sale (including without limitation any term sheets or proposed negotiation) or prior to any offer or sale of any of debt or equity securities of the Company or of any subsidiary of the Company or of any borrowings by the Company or any subsidiary in a non-public capital raising transaction, including, without limitation, all private placements, equity lines (whether or not sold off a shelf registration statement) and private financings (each a "FINANCING TRANSACTION"). The Purchasers shall have 10 business days from receipt of such notice to deliver a written notice to the Company that one or more of such Purchasers (or their designees) elects to exercise its right of first refusal. If, subsequent to the Company giving notice to the Purchasers hereunder, the terms and conditions of the proposed Financing Transaction are materially changed such that the amount of capital being raised is materially changed or the effective Per Share Selling Price (as defined in the Certificate) ("NEW PRICE"), after accounting for all Convertible Securities (as defined in the Certificate) to be issued in such Financing Transaction, is more than two (2) percentage points below the effective Per Share Selling Price under the prior terms and conditions ("OLD PRICE") as such Old Price and New Price relate to the then applicable market price of the Common Stock on the Principal Market (e.g., if the Old Price is 2% below the market price, then a material change would be more than 4% below the market price), then the Company shall be required to provide a new notice to the Purchasers hereunder and the Purchasers shall have the right of refusal again to purchase all of the securities in the offering on such changed terms and conditions as provided hereunder, provided that such Purchasers shall be required to exercise that right, if at all, within three business days of receipt of such new notice. In such event, if such other Financing Transaction provides for non-cash consideration, in whole or in part, from such other potential purchaser(s), the Purchasers (or their designees) shall still have the right to participate in the Financing Transaction as provided herein, provided that cash or cash equivalents may be substituted by the Purchasers for such non-cash consideration. This right of first refusal shall continue even if the Purchasers elect not to participate in one or more Financing Transactions. The foregoing right of first refusal shall be allocated pro-rata among the Purchasers based on the number of Preferred Shares purchased. The right of first refusal may not be exercised unless Purchasers provide in the aggregate all of the capital being raised in the Financing Transaction.

        Section 3.10 Reservation of Stock Issuable Upon Conversion of Preferred Shares and Exercise of the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Preferred Shares and exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the full conversion of all Preferred Shares and the full exercise of all the Warrants, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the full conversion of all Preferred Shares and the full exercise of the Warrants, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, the Company agrees to reserve and at all times keep available solely for purposes of the conversion of Preferred Shares and exercise of the Warrants such number of authorized but unissued shares of Common Stock that is at least equal to 200% of the aggregate shares issuable upon full conversion of the Preferred Shares, plus 200% of the number of shares of Common Stock issuable upon exercise of the Warrants in full, which numbers shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock. If the Company falls below the reserves specified in the immediately preceding sentence and does not cure such non-compliance within 60 days of its start, then the Purchasers will be entitled to the compensatory payments specified in Section 2(b)(i) of the Registration Rights Agreement. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the full conversion of the Preferred Shares and the full exercise of the Warrants, the Purchasers shall be entitled to, inter alia, the premium price redemption rights provided in the Registration Rights Agreement. All calculations pursuant to this paragraph shall be performed without regard to any restrictions or limitations on beneficial ownership of Common Stock contained in the Certificate or Warrants.

        Section 3.11 Best Efforts. Each of the parties shall use its commercially reasonable best efforts to satisfy timely each of the conditions to be satisfied by it as described in Article IV of this Agreement.

        Section 3.12 Limitations on Transfers. The Company shall not contribute or transfer its assets to any of its subsidiaries, other than a subsidiary that has delivered its guarantee to the Purchasers in form and substance reasonably satisfactory to the Purchasers.

        Section 3.13 Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Securities, as required under Regulation D of the Act and to provide a copy thereof to each Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the applicable Securities for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to each Purchaser on or prior to the Closing Date.

        Section 3.14 Nasdaq Rule. Notwithstanding anything contained herein, the Preferred Shares and Warrants shall not be convertible and exercisable nor shall dividends be issuable upon the Preferred Shares in shares of Common Stock to the extent that in excess of 4,020,649 shares of Common Stock (19.99% of the Common Stock issued and outstanding on the date hereof, which number shall be subject to readjustment for any stock split, stock dividend or reclassification of the Common Stock) (the "20% CAP") would be issued thereon, unless the Company receives stockholder approval for such issuance. Each Purchaser shall be entitled to receive the number of Registrable Securities equal to such Purchaser's pro rata share of the 20% Cap (based upon its Purchase Price compared to the aggregate Purchase Price hereunder). Once a Purchaser has received its total pro rata share upon conversion of its Preferred Shares and exercise of its Warrants, and if the Company shall not have complied with its obligations to obtain the stockholder approval described below by the date set forth below, it shall have the right to compel the Company to redeem its remaining Preferred Shares and Warrants at a price equal to the Premium Redemption Price (as defined in the Registration Rights Agreement). If a Purchaser has converted and exercised all of its Preferred Shares and Warrants, but has not depleted the total number of pro rata shares allocated to it, its remaining pro rata shares shall be reallocated amongst the Purchasers still holding Preferred Shares and Warrants on a pro rata basis. The Company agrees that if at any point in time (the "Trigger Date") the number of Common Shares issuable upon full conversion of all the Preferred Shares and full exercise of all the Warrants then outstanding (without regard to any limitations on beneficial ownership contained in the Certificate or Warrants), together with the number of Common Shares already issued by the Company upon conversion of Preferred Shares and exercise of Warrants, would exceed 85% of the 20% Cap, then the Company shall promptly call a shareholders meeting to obtain shareholder approval for the issuance of Common Shares and Warrant Shares in excess of the 20% Cap. If such shareholder approval is not obtained within 60 days of the Trigger Date, then each holder of Preferred Shares and Warrants shall have the right to sell to the Company such number of Preferred Shares and/or Warrants which cannot be converted or exercised due to such 20% Cap limitation at a redemption price equal to the Premium Redemption Price. Subject to any consent or approval rights of the Purchasers hereunder, in the event the Company contemplates an offering of its equity or debt securities within six months of the date hereof, excluding offerings pursuant to duly adopted employee, officer and director equity compensation plans and programs or to consultants as reasonable compensation for services actually rendered to the Company, the Company agrees that, upon the reasonable request of at least 75% of the Purchasers, the Company shall first disclose the terms and conditions and other relevant facts of such proposed transaction to Nasdaq and seek to obtain from Nasdaq its assurance that such transaction will not be integrated with the offering which is the subject of this Agreement for purposes of the Nasdaq rules requiring shareholder approval of the issuance of 20% or more of an issuer's outstanding common stock. In the event that (i) the Company fails to seek such assurances, or (ii) the Company proceeds with such other transaction after not receiving a response from Nasdaq and such other transaction is integrated with this offering, then, at the election of a Purchaser, the Company shall redeem within five (5) days at the Premium Redemption Price any and all Preferred Shares and/or Warrants which cannot be converted or exercised due to the 20% Cap, provided that if such integration adversely affects the exemption from registration under the Securities Act for the private placement hereunder, then, at the election of any Purchaser, the Company shall redeem within five (5) days any or all of the Securities then held by such Purchaser at the Premium Redemption Price.

        Section 3.15 Transactions With Affiliates. The Company agrees that any transaction or arrangement between it or any of its subsidiaries and any affiliate or employee of the Company shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to grants of options and stock to service providers, including employees, shall be approved by a majority of the Company's outside directors.

        Section 3.16 Press Release. Purchasers shall have the opportunity to review any press release in connection with the transactions contemplated hereby prior to its issuance.

        Section 3.17 Reporting Lack of Effective Registration. The Company shall promptly notify each Purchaser in writing if there shall ever be a lack of Effective Registration, as well as when Effective Registration is re-established.

        Section 3.18 Rule 144. With a view to making available to the Purchasers the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Purchasers to sell securities of the Company to the public without registration ("RULE 144"), the Company agrees, until such time as all of the Securities may be freely sold to the public under Rule 144(k) (or any successor thereto), to:

               (a) make and keep public information available, as those terms are understood and defined in Rule 144;

               (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit any of the Company's other obligations under this Agreement and the filing of such reports and other documents as required for the applicable provisions of Rule 144); and

               (c) furnish to each Purchaser so long as such Purchaser owns Securities or Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Purchasers to sell such securities pursuant to Rule 144 without registration.

                                   ARTICLE IV
                             CONDITIONS TO CLOSINGS

        Section 4.1 Conditions Precedent to the Obligation of the Company to Sell. The obligation hereunder of the Company to issue and/or sell the Preferred Shares and Warrants to the Purchasers at the Closing is subject to the satisfaction at or before the Closing of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

               (a) Accuracy of the Purchasers' Representations and Warranties. The representations and warranties of the Purchasers will be true and correct as of the date when made and as of the Closing Date.

               (b) Performance by the Purchasers. The Purchasers shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchasers at or prior to the Closing including payment of the applicable purchase price.

               (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

        Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase. The obligation hereunder of the Purchasers to acquire and pay for the Preferred Shares and Warrants at the Closing is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Purchasers' benefit and may be waived by the Purchasers at any time in their sole discretion.

               (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties expressly as of an earlier date, which shall be true and correct in all material respects as of such date).

               (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing, including, without limitation, delivery of the Preferred Shares and Warrants.

               (c) Trading and/or Quotation. Trading in and/or quotation of the Company's Common Stock shall not have been suspended by the SEC or any Approved Market and trading in securities generally as reported by the Principal Market (or other Approved Market) shall not have been suspended or limited, and the Common Stock shall be listed on an Approved Market.

               (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by Transaction Documents. The NASD shall not have objected or indicated that it may object to the consummation of any of the transactions contemplated by this Agreement.

               (e) Opinion of Counsel. The Purchasers shall have received an opinion of counsel to the Company in the applicable form attached hereto as
EXHIBIT 4.2(e) and such other opinions, certificates and documents as the Purchasers or their counsel shall reasonably require incident to the closing.

               (f) Registration Rights Agreement. The Company and the Purchasers shall have executed and delivered the Registration Rights Agreement in the form and substance of EXHIBIT C attached hereto.

               (g) Officer's Certificate. The Company shall have delivered to the Purchasers a certificate in form and substance satisfactory to the Purchasers and the Purchasers' counsel, executed by an officer of the Company, certifying as to satisfaction of applicable closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Charter, By-laws, good standing and authorizing resolutions of the Company.

               (h) Filed Certificate. The Company shall have delivered to the Purchasers a copy of the filed Certificate stamped by the Secretary of State's office of the State of Delaware.

               (i) Diligence. The Purchasers shall have completed their business, financial and legal due diligence to their sole satisfaction.

               (j) Miscellaneous. The Company shall have delivered to the Purchasers such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonable request.

        Section 4.3 Closing Date Deliveries.

               (a)    On the Closing Date, the Company shall deliver to the
Purchaser:

                      (i)    Copy of the duly filed Certificate in the form of

               Exhibit A;

                      (ii)   Certificates evidencing the Preferred Shares;

                      (iii) Warrants in the form attached as Exhibit B and Annex C;

                      (iv) The certificate referred to in Section 4.2(g) above;

                      (v) The executed Registration Rights Agreement in the form attached as Exhibit C; and

                      (vi) The opinion of counsel referred to in Section 4.2(e) above.

               (b)    On the Closing Date, the Purchasers shall deliver to the
Company:

                      (i)    The Purchase Price set forth on Schedule I hereto;
               and

                      (ii)   The executed Registration Rights Agreement.

                                    ARTICLE V
                                LEGEND AND STOCK

               The Preferred Shares and Warrants issued hereunder shall be stamped or otherwise imprinted with a legend substantially in the following form:

               THESE SECURITIES HAVE NOT BEEN REGISTERED FOR OFFER OR SALE UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID

               ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

               The Company agrees to reissue Preferred Shares and reissue Warrants, as the case may be, without the legend set forth above at such time as
(i) the holder thereof is permitted to dispose of such Preferred Shares and/or Warrants pursuant to Rule 144 under the Securities Act, or (ii) such Preferred Shares and/or Warrants are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly pursuant to an effective registration or exemption.

               Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, or Rule 144 becoming available, any Common Shares issued pursuant to conversion of Preferred Shares or Warrant Shares issued upon exercise of the Warrants shall bear a legend in the same form as the legend indicated above. Upon such Registration Statement becoming effective, or Rule 144 under the Act becoming available, the Company agrees to promptly, but no later than three (3) Trading Days thereafter, issue new certificates representing such Common Shares and Warrant Shares without such legend. Any Common Shares issued pursuant to conversion of Preferred Shares or shares of Common Stock issued upon exercise of the Warrants after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders. Notwithstanding the removal of such legend, each Purchaser agrees to sell the Common Shares and Warrant Shares represented by the new certificates in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to such Purchaser by the Company) or in accordance with an exemption from the registration requirements of the Securities Act.

               Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement entered into in compliance with law, including applicable securities laws.

                                   ARTICLE VI
                                 INDEMNIFICATION

               In consideration of the Purchasers' execution and delivery of this Agreement and the Registration Rights Agreement and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchasers and all of their partners, officers, directors, employees, members and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement against the Company of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or
(iii) the status of the Purchaser or holder of the Securities or Warrants as Purchasers in the Company (except if such Indemnified Liability is solely due to an act, omission or fault of such Purchaser), and (d) the enforcement of this Section.

                                   ARTICLE VII
                          GOVERNING LAW; MISCELLANEOUS.

        Section 7.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED EXCLUSIVELY IN NEW YORK. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS FOR SUCH NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY.

        Section 7.2 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

        Section 7.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

        Section 7.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        Section 7.5 Entire Agreement; Amendments; Waivers.

               (a) This Agreement supersedes all other prior oral or written agreements between the Purchasers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. Any Purchaser may at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as such Purchaser may specify in such notice) any of their respective rights (but not obligations) under any of the Transaction Documents to acquire shares of Common Stock from the Company, in which event such waiver shall be binding against such Purchaser in accordance with its terms.

        Section 7.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

    If to the Company:

                      Chromavision Medical Systems, Inc.
                      33171 Paseo Cerveza
                      San Juan Capistrano, California 92675
                      Telephone: 888-443-3310
                      Facsimile: (949) 443-3366
                      Attention: Financial Officer

    with a copy to:

                      Gibson, Dunn & Crutcher, LLP
                      333 South Grand Avenue
                      Los Angeles, California 90071
                      Telephone: (213) 229-7000
                      Facsimile: (213) 229-7520
                      Attention: Roy J. Schmidt, Esq.

    If to the Purchasers:

                      To each Purchaser at the address and/or fax number set forth in Schedule I of this Agreement.

    with a copy to:

                      Kleinberg, Kaplan, Wolff & Cohen, P.C.
                      551 Fifth Avenue
                      New York, New York 10176
                      Telephone: 212-986-6000
                      Facsimile: 212-986-8866
                      Attention: Peter J. Weisman, Esq.

               Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

        Section 7.7 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. A Purchaser may assign some or all of its rights hereunder without the consent of the Company in connection with any sale or transfer of all or any portion of the Securities held by such Purchaser. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers, except in connection with a transfer of its business substantially or as a whole, whether by merger, consolidation, sale of assets or otherwise and provided that (1) the assignee assumes in writing all obligations hereunder and (2) the Company remains liable to the extent still existing.

        Section 7.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

        Section 7.9 Survival. The representations, warranties and agreements of the Company and the Purchasers contained in the Agreement shall survive the Closing.

        Section 7.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

        Section 7.11 Remedies. Each Purchaser and each permitted assignee shall have all rights and remedies set forth in this Agreement, the Certificate, the Warrants and the Registration Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Each Purchaser and each permitted assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

        Section 7.12 Days. Unless the context refers to "business days" or "trading days," all references herein to "days" shall mean calendar days.

        Section 7.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, wherever the Purchasers exercise a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchasers may rescind or withdraw, in their sole discretion from time to time upon written notice to the Company, any such notice, demand or election in whole or in part without prejudice to its future actions and rights.

        Section 7.14 Obligations Absolute. The Company's obligations under the Transaction Documents are unconditional (except as provided in Article IV) and absolute and not subject to any right of set off, counterclaim, delay or reduction.

        Section 7.15 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any Purchaser without the express written agreement of such Purchaser, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to each Purchaser and any public announcement including the name of an Purchaser to such Purchaser, reasonably in advance of the release of such announcements.

        Section 7.16 Like Treatment of Purchasers and Holders. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption, conversion of Preferred Shares or exercise of the Warrants, or otherwise, to any Purchaser or holder of Securities, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Transaction Documents, unless such consideration is required to be paid to all Purchasers or holders of Securities bound by such consent, waiver or amendment. The Company shall not, directly or indirectly, redeem any Securities unless such offer of redemption is made pro rata to all Purchasers or holders of Securities, as the case may be, on identical terms.

        Section 7.17 Actions of Purchasers. Notwithstanding anything herein to the contrary, the actions and obligations of the Purchasers hereunder shall at all times be considered several and not joint, and the Purchasers are not, under any circumstances, agreeing to act jointly with respect to the Securities or any of their actions or obligations under the Transaction Documents.

                                    * * * * *

                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the date and year first above written.

                                       CHROMAVISION MEDICAL SYSTEMS, INC.


                                       By:  /s/   KEVIN C. O'BOYLE
                                           -------------------------------------
                                           Name:  Kevin C. O'Boyle
                                           Title: Executive Vice President,
                                                  Operations  Chief Financial
                                                  Officer


                                       PURCHASERS:

                                       HALIFAX FUND, L.P.


                                       By:  /s/   MAURICE HRYSHKO
                                           -------------------------------------
                                           Name:  Maurice Hryshko
                                           Title: Counsel, The Palladin
                                                  Group, L.P.


                                       MARSHALL CAPITAL MANAGEMENT, INC.

                                       By:  /s/   ALLAN WEINE
                                           -------------------------------------
                                           Name:  Allan Weine
                                           Title: President


                                       CASTLE CREEK HEALTH CARE PARTNERS, LLC

                                       By: CASTLE CREEK PARTNERS, LLC, its
                                           Investment Manager


                                       By:  /s/   MICHAEL SPOLAN
                                           -------------------------------------
                                           Name:  Michael Spolan
                                           Title: Managing Director

                                       CCL FUND, LLC

                                       By: CASTLE CREEK LIFESCIENCE
                                           PARTNERS, LLC, its Manager


                                           By:  /s/  THOMAS FREI
                                              ----------------------------------
                                              Name:  Thomas Frei
                                              Title: Member


                                       VELOCITY INVESTMENT PARTNERS LTD.
                                       By: Velocity Asset Management LLC
                                       Its: Investment Manager


                                       By:  /s/   JOHN D. ZIEGELMAN
                                           -------------------------------------
                                           Name:  John D. Ziegelman
                                           Title: President


                                       CARTMORE ENTERPRISES, INC.


                                       By: /s/ KENNETH L. HENDERSON
                                           -------------------------------------
                                               Kenneth L. Henderson
                                               Attorney-in-Fact


                                       SAFEGUARD DELAWARE, INC.


                                       By:  /s/   N. JEFFREY KLAUDER
                                           -------------------------------------
                                           Name:  N. Jeffrey Klauder
                                           Title: V.P.

LIST OF SCHEDULES

Schedule I               List of Purchasers

Schedule 2.1(c)          Reservation of Common Shares and Preemptive Rights;
                         Convertible Securities

Schedule 2.1(o)          Intellectual Property

Schedule 2.1(r)          Brokers

Schedule 2.1(s) Outstanding securities entitled to registration rights or affected by the issuance of Securities

Schedule 2.1(t)          Certain Transactions


LIST OF EXHIBITS

Exhibit 4.2(e)                          Opinion of Counsel

EXHIBITS

Exhibit A                               Certificate of Designations

Exhibit B                               Warrant

Exhibit C                               Registration Rights Agreement

                                   SCHEDULE I


                                                       JURISDICTION OF       NUMBER OF         NUMBER OF
      PURCHASER                  ADDRESS               PRINCIPAL OFFICE   PREFERRED SHARES     WARRANTS         PURCHASE PRICE
      ---------                  -------               ----------------   ----------------     --------         --------------
HALIFAX FUND, L.P.      c/o The Palladin Group, L.P.   Cayman Islands                                              $
                        195 Maplewood Avenue
                        Maplewood, N.J. 07040
                        Attention: Maurice Hryshko
                        Facsimile: (973) 313-6491
                        Telephone: (973) 313-6477

MARSHALL CAPITAL        11 Madison Avenue              New York
MANAGEMENT, INC.        New York, New York 10010
                        Attention: Allan Weine
                        Facsimile: (212) 325-6519
                                   (312) 750-1031
                        Telephone: (212) 325-2302
                                   (312) 750-3239

CASTLE CREEK            c/o Castle Creek               Illinois
HEALTHCARE PARTNERS     Partners LLC
LLC                     111 West Jackson Blvd.
                        Suite 2020
                        Chicago, Illinois 60604
                        Attention: Michael Spolan
                        Facsimile: (312) 499-6999
                        Telephone: (312) 499-6900

CCL FUND, LLC           c/o Castle Creek               Illinois
                        LifeScience Partners, LLC
                        111 West Jackson Blvd.
                        Suite 2020
                        Chicago, Illinois 60604
                        Attention: Thomas Frei
                        Facsimile: (312) 499-6999
                        Telephone: (312) 499-6900

                                                       JURISDICTION OF       NUMBER OF         NUMBER OF
      PURCHASER                  ADDRESS               PRINCIPAL OFFICE   PREFERRED SHARES     WARRANTS         PURCHASE PRICE
      ---------                  -------               ----------------   ----------------     --------         --------------
Velocity Investment     c/o Velocity Asset             Cayman Islands
Partners, Ltd.          Management LLC
                        333 West Wacker Drive
                        Suite 1410
                        Chicago, Illinois 60606
                        Attention: Richard Marks
                                   John Ziegelman
                        Facsimile: (312) 236-3131
                        Telephone: (312) 236-3030

Cartmore Enterprises    c/o Gonzalez, Ruiz & Aleman    Cayman Islands         1,000              43,729           $1,000,000
Inc.                    (BVI)
                        Wickharns Cay I
                        P.O. Box 873
                        Vanterpool Plaza
                        Road town, Tortola
                        British Virgin Islands

with a copy to:         Robin Silverman Pearce &
                        Berman LLP
                        1290 Avenue of the Americas
                        New York, New York 10104
                        Attn: Kenneth Henderson,
                        Esq.
                        Facsimile: (212) 541-1357

Safeguard Delaware,     103 Springer Building          Delaware                 500              21,865           $  500,000
Inc.                    3411 Silverside Road
                        P.O. Box 7048
                        Wilmington, DE 19803
                        Attn: Chief Financial
                        Officer

with a copy to:         Safeguard Scientifics
                        435 Devon Park Drive
                        800 Building
                        Wayne, PA 19087
                        Attn: General Counsel
                        Facsimile: (610) 254-4301
                        Phone: (610) 975-4984

                                    SCHEDULES

                                     TO THE

                          SECURITIES PURCHASE AGREEMENT

                            DATED AS OF JULY 10, 2001

                                 SCHEDULE 2.1(c)

                                 CAPITALIZATION



     The following shares are reserved for issuance:

1. 3,478,332 shares of Common Stock for issuance upon exercise of options granted and to be granted under the Company's 1996 Equity Compensation Plan.

2. 1,000,000 shares of Common Stock for issuance pursuant to the Company's Employee Stock Purchase Plan.

3. 56,070 shares of Common Stock for issuance upon exercise of warrants issued to a wholly-owned subsidiary of Safeguard Scientifics, Inc. and to VennWorks LLC on September 28, 2001.

4. 657,142 shares of Common Stock for issuance to VennWorks pursuant to the equity line of credit established under the Stock Purchase Agreement made as of January 31, 2001, as amended by an Amendment thereto made as of April 18, 2001.

5.   200,000 shares of Series C Preferred Stock.

     The Company has also issued rights pursuant to a Rights Agreement between the Company and Harris Trust Company of California which can become exercisable to receive shares of the Company's Series C Preferred or Common Stock. The Series C Preferred Stock is also convertible into Common Stock. The number of shares of Series C Preferred Stock and Common Stock so issuable cannot presently be determined.

                                 SCHEDULE 2.1(r)

                                     BROKERS

UBS Warburg LLC

Prudential Vector Healthcare Group, a unit of Prudential Securities Incorporated

                                 SCHEDULE 2.1(s)

                                OTHER PURCHASERS

     An aggregate of 560,693 shares of Common Stock and warrants to purchase an aggregate of 56,070 shares of Common Stock were issued to a wholly owned subsidiary of Safeguard Scientifics, Inc. and to VennWorks LLC (formerly named incuVest LLC) on September 28, 2000. The holders of these shares are entitled to the registration rights provided in the Registration Rights Agreement between the Company and the purchasers dated September 28, 2001.

     The Company entered into a Stock Purchase Agreement with VennWorks LLC made as of January 31, 2001, as amended by an Amendment thereto made as of April 18, 2001, providing for the issuance of shares of Common Stock of the Company having an aggregate purchase price of $5,000,000 but to be issued at varying prices not less than $7 per share and not more than $14 per share. An aggregate of 56,957 shares of Common Stock were issued to VennWorks LLC during the period from April 23, 2001 and May 16, 2001 under that agreement. The holders of shares issued under that agreement are entitled to the registration rights provided in the Registration Rights Agreement with VennWorks LLC entered into as of January 31, 2001.

     See Schedule 2.1(c) for information regarding outstanding securities issued by the Company that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of Common Stock of the Company. Schedule 2.1(c) is hereby incorporated by reference into this Schedule 2.1(s).

                                 SCHEDULE 2.1(t)

                              CERTAIN TRANSACTIONS


     Schedule 2.1(s) is incorporated into this Schedule 2.1(t) by this reference. Safeguard Scientifics, Inc. beneficially owns approximately 31% of the outstanding shares of common stock of the Company, and Michael Cola, Vice president of Operations and Management Services of Safeguard Scientifics, Inc., is a director of the Company. VennWorks LLC beneficially owns outstanding shares of common stock of the Company constituting less than 5% of the number outstanding, and Richard C. E. Morgan, Chief Executive officer of VennWorks LLC, is a director of the Company.